As filed with the Securities and Exchange Commission on August 15, 2022

Registration No. 333-266298

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________________________

Cottonwood Communities, Inc.
(Exact name of Registrant as specified in its charter)
________________________________

Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	61-1805524 (I.R.S. Employer Identification Number)

1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106
(801) 278-0700
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
________________________________

Daniel Shaeffer
Chief Executive Officer
Cottonwood Communities, Inc.
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106
(801) 278-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________________
Copies to:

Darryl Steinhause, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 (858) 677-1400	Robert H. Bergdolt, Esq. Laura K. Sirianni, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000
________________________________

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to 462(d) under the Securities Act and will be effective upon filing.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.	☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.	☒
Registration No. 333-266298

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act:
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer) ☐

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-266298) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits. The following exhibits are filed as part of this registration statement:

Ex.	Description
99.1	Consent of Altus Group U.S. Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 15th of August, 2022.

COTTONWOOD COMMUNITIES, INC.

/s/ Adam Larson
Adam Larson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the following capacities and on the dates indicated:

Name	Title	Date
*	Chief Executive Officer and Director (principal executive officer)	August 15, 2022
Daniel Shaeffer

*	Chief Accounting Officer and Treasurer (principal accounting officer)	August 15, 2022
Susan Hallenberg

/s/ Adam Larson	Chief Financial Officer (principal financial officer)	August 15, 2022
Adam Larson

*	Executive Chairman of the Board and Director	August 15, 2022
Chad Christensen

*	Director	August 15, 2022
Jonathan Gardner

*	Director	August 15, 2022
John Lunt

*	Director	August 15, 2022
Philip White

*By:	/s/ Adam Larson
Adam Larson
Chief Financial Officer and Attorney-in-fact